Exhibit 99.1
Contact:
Jim Goff, InterMune, Inc., 415-466-2228, jgoff@intermune.com
InterMune Reports Japanese Regulatory Approval of Pirfenidone in IPF
— Provides Progress Report on InterMune Phase 3 CAPACITY Program —
— Reports 97% patient retention rate in CAPACITY —
BRISBANE, Calif., Oct. 16, 2008 — InterMune, Inc. (Nasdaq: ITMN) today reported that on October 16, 2008, the Japanese Ministry of Health, Labor and Welfare (MHLW) approved the New Drug Application (J-NDA) submitted by Shionogi & Co. Ltd. to market pirfenidone for the treatment of patients with idiopathic pulmonary fibrosis (IPF) in Japan. Pirfenidone was developed in Japan for the treatment of IPF by Shionogi, which has rights to pirfenidone in Japan, Taiwan and South Korea.
Dan Welch, Chairman, Chief Executive Officer and President of InterMune, said, “We are very encouraged by the Japanese regulatory approval of pirfenidone for IPF, making pirfenidone the first medicine approved for IPF patients in any major market in the world.”
InterMune also provided a progress report on its Phase 3 CAPACITY program of pirfenidone in IPF. CAPACITY consists of two multinational, randomized, double-blind, placebo-controlled Phase 3 studies with a total enrollment of 779 IPF patients at 110 centers in the United States, Europe and Australia. The primary endpoint in CAPACITY is change in Forced Vital Capacity (FVC) from baseline to week 72.
InterMune reported that 97% of transplant-free, surviving patients had completed their Week 72 Visit, the study visit at which the primary endpoint is assessed.
The CAPACITY protocol calls for a final patient visit to be completed 30 days after the Week 72 Visit. This means that all patient visits for CAPACITY are expected to be completed around the end of October 2008. Based on this timeline for study completion, InterMune expects to announce top-line efficacy and safety results in January or February of 2009, and remains on track for submission of a New Drug Application (NDA) in mid-2009, pending positive data from CAPACITY. Pirfenidone has received Fast

Track designation from the FDA, and if granted Priority Review status, InterMune could receive a six-month review of its NDA submission.
Mr. Welch added, “As we approach the last patient visits in our two CAPACITY studies, we are extremely pleased with the quality of the study conduct and to have exceeded our aggressive goal for having at least 95% of transplant-free, surviving patients reporting for their Week 72 Visit. We look forward to reporting top-line results of CAPACITY in January or in February of 2009.”
Pirfenidone has been granted Orphan Drug and Fast Track designation in the United States and Orphan Drug designation in Europe for the treatment of IPF.
About IPF
Idiopathic pulmonary fibrosis (IPF) is a disabling and ultimately fatal disease that affects a total of approximately 200,000 people in the United States and Europe, with approximately 30,000 new cases developing in the United States alone, each year. There are no medicines approved by the U.S. Food and Drug Administration (FDA) or European Medicines Evaluation Agency (EMEA) for the treatment of IPF. IPF is characterized by inflammation and scarring (fibrosis) in the lungs, hindering the ability to process oxygen and causing shortness of breath (dyspnea) and cough. IPF is a progressive disease, meaning that over time, lung scarring and symptoms increase in severity. The median survival time from diagnosis is two to five years.
About Pirfenidone
 Prior in-vitro evidence has shown that pirfenidone inhibits collagen synthesis, down-regulates profibrotic cytokines and decreases fibroblast proliferation. Data presented from one Phase 3 study and four Phase 2 clinical trials in more than 400 patients suggest that pirfenidone may positively affect lung function and disease progression in patients with IPF. In these clinical studies, pirfenidone was generally well tolerated with the most frequent side effects reported being photosensitivity rash and gastrointestinal symptoms.
About InterMune
InterMune is a biotechnology company focused on the research, development and commercialization of innovative therapies in pulmonology and hepatology. InterMune has a pipeline portfolio addressing idiopathic pulmonary fibrosis (IPF) and hepatitis C virus (HCV) infections. The pulmonology portfolio includes the Phase 3 program, CAPACITY, which is evaluating pirfenidone as a possible therapeutic candidate for the treatment of patients with IPF and a research program focused on small molecules for pulmonary disease. The hepatology portfolio includes the HCV protease inhibitor compound ITMN-191 (referred to as R7227 at Roche) in Phase 1b, a second-generation HCV protease inhibitor research program, and a research program evaluating a new target in hepatology. For additional information about InterMune and its R&D pipeline, please visit www.intermune.com.
Forward-Looking Statements
This news release contains forward-looking statements within the meaning of section 21E of the Securities Exchange Act of 1934, as amended, that reflect InterMune’s judgment and involve risks and uncertainties as of the date of this release, including without limitation the statements related to anticipated product development timelines. All forward-looking statements and other information included in this press release are based on information available to InterMune as of the date hereof, and InterMune assumes no obligation to update any such forward-looking statements or information. InterMune’s actual results could differ materially from those described in InterMune’s forward-looking statements.
Factors that could cause or contribute to such differences include, but are not limited to, those discussed in detail under the heading “Risk Factors” in InterMune’s most recent annual report on Form 10-K filed with the SEC on March 14, 2008 (the “Form 10-K”) and other periodic reports filed with the SEC, including the following: (i) risks related to the uncertain, lengthy and expensive clinical development and regulatory process, including having no unexpected safety, toxicology, clinical or other issues; (ii) risks related to achieving positive clinical trial results; (iii) the results of the InterMune CAPACITY trials of pirfenidone may differ materially from those of the Shionogi & Co., Ltd. Phase 3 trial of pirfenidone in Japan; (iv) the designation of pirfenidone for Fast Track status by the FDA does not guarantee that the FDA will grant Priority Review of the NDA filed by InterMune in connection with the approval of pirfenidone for the treatment of IPF in the United States. The risks and other factors discussed above should be considered only in connection with the fully discussed risks and other factors discussed in detail in the Form 10-K and InterMune’s other periodic reports filed with the SEC, all of which are available via InterMune’s web site at www.intermune.com.
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